Exhibit 10.282

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (the “Agreement”), made as of the 16th day of September, 2011, by and between Pharmaceutical Product Development, Inc. and its subsidiaries and affiliates (collectively, “PPD”) and Raymond H. Hill (“Employee”).

WHEREAS, Employee and PPD entered into that certain Employment Agreement of even date herewith and, in connection therewith, PPD desires to provide the severance benefits hereinafter described in the event of a “Change in Control”, as hereinafter defined, of PPD.

NOW, THEREFORE, it is agreed as follows:

1. Definitions

1.01 “AFR” means the interest rate determined under Section 1274 of the Code.

1.02 “Base Amount” shall have the meaning set forth and shall be determined as provided in Section 280G of the Code.

1.03 “Change in Control” means (i) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), provided that such a Change in Control shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of PPD representing 50% or more of the combined voting power of PPD’s then outstanding securities; (ii) a sale of substantially all of the assets of PPD; or (iii) a liquidation of PPD.

1.04 “Constructive Termination” means a termination of Employee’s employment by PPD during the Covered Period initiated by Employee after (i) a substantial diminution or alteration in the duties of Employee (it being understood that being CEO of the Company under different ownership or capital structure, or as a private company, is not a substantial diminution or alteration in duties), (ii) a reduction by PPD in Employee’s base salary in effect on the date of the Change in Control, (iii) the relocation of Employee’s primary work location to a location that is more than twenty-five (25) miles from Employee’s primary work location prior to the Change in Control or (iv) a material breach of the Employment Agreement of even date herewith between Employee and the Company. Constructive Termination specifically does not include termination of Employee by reason of death, Disability or retirement at or after age 65. Employee shall give PPD written notice of a Constructive Termination, which notice shall provide a brief description of the circumstances which Employee asserts gives rise to a right of Constructive Termination, and PPD shall have ten (10) days from receipt of said notice within which to remedy said circumstances.

1.05 “Covered Payment” means the amounts and benefits paid to Employee pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Employee by PPD.

1.06 “Covered Period” means the time period commencing on the date of and coincident with a Change of Control and ending one year thereafter.

1.07 “Disability” means the inability of Employee to perform his assigned duties for PPD with or without a reasonable accommodation for a period of three (3) months due to Employee’s physical or mental illness as determined by a reputable medical doctor.

1.08 “Effective Date” means the date on which that certain Employment Agreement of even date herewith between PPD and Employee becomes effective pursuant to the terms thereof.

1.09 “Excess Parachute Payment” shall have the meaning set forth and shall be determined as provided in Section 280G of the Code.

1.10 “Excise Tax” shall mean the tax imposed under Section 4999 of the Code on an Excess Parachute Payment.

1.11 “Executive Consultant” shall mean the executive compensation or comparable consultant used from time to time by PPD in designing its compensation program for executive and senior management employees of PPD; provided, however, that in its sole discretion PPD may at any time designate its independent auditors as its Executive Consultant for the purpose of performing any calculations required under Section 2.05 of this Agreement.

1.12 “Final Determination” means a final determination by a court of competent jurisdiction or a proceeding of the Internal Revenue Service or its successor agency.

1.13 “First Period” means the twelve-month period ending on the Termination Date.

1.14 “Internal Revenue Code” means the Internal Revenue Code of 1986 as heretofore or hereafter amended, and any successor code. References in this agreement to specific sections of the Code shall also include any successor sections.

1.15 “Parachute Payments” shall have the meaning set forth and shall be determined as provided in Section 280G of the Code.

1.16 “Payment Cap” means the maximum amount which may be paid to Employee under the terms of this Agreement without subjecting Employee to the Excise Tax.

1.17 “Payment Date” means the date thirty (30) days following the Termination Date.

1.18 “Stock Awards” means Employee’s outstanding awards of PPD non-qualified stock options or restricted stock as of the Termination Date.

1.19 “Termination for Cause” means (i) an act or acts involving fraud, embezzlement or theft from PPD, (ii) Employee’s willful and repeated failure to follow directions of the Board of Directors that continues for at least ten (10) days following written notice of the Board of Directors of such failure to follow directions, or (iii) termination for cause as defined in and made pursuant to a then effective employment agreement, if any, between Employee and PPD.

1.20 “Termination Date” means the date on which Employee’s employment is terminated such that Employee is entitled to the compensation and benefits provided for in Section 2 of this Agreement.

2. Compensation Upon Change of Control. This Agreement shall become effective on the Effective Date. If during the Covered Period (i) PPD terminates Employee’s employment for reason other than Termination for Cause or (ii) Employee’s employment is terminated by reason of Constructive Termination, Employee shall, subject to signing a separation agreement and general release of claims in favor of the Company substantially in the form set out in attached Exhibit 1 to this Agreement, modified as necessary so as to be fully enforceable under current applicable law, be entitled to the following compensation and benefits:

2.01 Base Salary and Bonus. PPD shall pay Employee an amount equal to two and ninety-nine one hundredths (2.99) times the sum of Employee’s (i) base salary for the First Period (determined as if Employee was employed for the entire First Period if employed for less than the First Period) and (ii) the greater of (x) Employee’s target bonus under the PPD incentive cash bonus plan in which Employee is eligible to participate immediately prior to the Termination Date or (y) the average of the cash bonuses received in the First Period and in the twelve-month period immediately preceding the First Period, said amount to be paid on the Payment Date.

2.02 Unpaid and Deferred Compensation. PPD shall pay Employee any bonus or deferred compensation (whether in the form of cash, stock or otherwise) accrued but unpaid as of the Termination Date, said sum to be paid on the Payment Date.

2.03 Benefits.

a. Group Term Life and AD&D Insurance. PPD shall reimburse Employee for premiums if Employee elects to port the group term life and accidental death and dismemberment insurance to an individual policy by returning the portability election forms to the insurance carrier within thirty (30) days from the Termination Date. However, PPD’s reimbursement obligations under this subsection shall terminate if and when Employee becomes eligible after the Termination Date for similar coverage under another employer’s plan or 24 months from termination whichever happens sooner.

b. Healthcare Coverage (Medical, Dental and Vision). For two (2) years after the Termination Date, PPD shall make available to Employee coverage under the PPD healthcare plan (Medical, Dental and Vision) that covered the Employee immediately prior to the Termination Date, provided that Employee pays the full monthly premium for each month of coverage in accordance with the procedures applicable to the payment of COBRA premiums as set forth in Code section 4980B and the regulations thereunder (“COBRA guidance”). For purposes of clarity, the two (2) years of coverage will be provided under the PPD plan and includes the full period of coverage mandated by COBRA guidance, plus any additional period of coverage to provide a total of two (2) years of coverage. The full monthly premium payable by the Employee for the PPD health plan shall be the COBRA premium in effect for each month (or an amount equal to what the COBRA premium would be if COBRA were still mandated for the period after the period of mandated COBRA) as determined by PPD in accordance with COBRA guidance. Failure of Employee to pay the premium in a timely manner (as determined under COBRA guidance) shall result in permanent loss of coverage. In addition for so long as Employee pays the premium for healthcare coverage, PPD shall pay him an amount equal to two (2) times the difference between the full COBRA premium and the amount that Employee would have paid for such coverage if Employee had the coverage as an employee of PPD (rather than as a former employee). Payment of such amount shall be made quarterly, and such amount shall be fully taxable as compensation income subject to tax and other required withholdings. However, PPD’s obligations under this subsection shall terminate if and when Employee becomes eligible after the Termination Date for substantially comparable coverage under another employer’s healthcare plan.

2.04 Stock Awards. Employee expressly understands that should a Change in Control occur within twelve months of the Effective Date, Employee will be required to contribute the Stock Awards to effect any such transaction, and in such event Employee will not receive any consideration in respect thereof upon a termination of his employment during the Covered Period. In any other circumstance, notwithstanding anything to the contrary in any agreement for Stock Awards, (i) all unvested shares underlying Stock Awards granted more than six months prior to the Termination Date shall become fully vested as of the Termination Date, and (ii) Employee shall continue to be treated under each award agreement evidencing a Stock Award as if Employee was an employee of PPD until the first to occur of (x) the third anniversary of the Termination Date, or (y) the expiration of the exercise period provided for therein; provided, however, in the event of Employee’s death or his disability (as disability is defined in the award agreement) after the Termination Date, the time for exercise after death or such disability prescribed in the award agreement shall apply. The provisions of this Section 2.04 shall also apply to any and all substitute awards for nonqualified stock options and restricted stock granted to Employee in exchange for Stock Awards to which this section applies.

2.05 Limitation on Payments.

a. Application of Section 2.05. If a Covered Payment hereunder would be an Excess Parachute Payment and would thereby subject Employee to the Excise Tax, the provisions of this Section 2.05 shall apply to determine the amounts payable to Employee pursuant to this Agreement.

b. Calculation of Benefits. At least fifteen (15) days prior to the Payment Date, PPD shall notify Employee of the aggregate present value of all amounts and benefits to which Employee would be entitled under this Agreement and any other plan, program or arrangement with PPD as of the Termination Date, together with the projected maximum payments, determined as of such Date of Termination, that could be paid without Employee being subject to the Excise Tax.

c. Imposition of Payment Cap. If (i) the aggregate value of all amounts and benefits to which Employee would be entitled under this Agreement and any other plan, program or arrangement with PPD exceeds the amount which can be paid to Employee without Employee incurring an Excise Tax and (ii) Employee would receive a greater net after-tax amount (taking into account all applicable taxes payable by Employee, including an Excise Tax) by applying the limitation contained in this Section 2.05(c), then the amounts otherwise payable to Employee under this Section 2 shall be reduced to an amount equal to the Payment Cap. If Employee receives reduced payments and benefits hereunder, Employee shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that Employee will receive in connection with the application of the Payment Cap.

d. Application of Code Section 280G. The Executive Consultant shall determine whether any part of the Covered Payment will be subject to the Excise Tax and the amount of such Excise Tax. For purposes of such determination, the Executive Consultant shall take into consideration and be guided by the following:

(i) such Covered Payment will be treated as Parachute Payments and all Parachute Payments in excess of the Base Amount shall be treated as subject to the Excise Tax, unless and except to the extent that in the good faith judgment of the Executive Consultant, PPD has a reasonable basis to conclude that such Covered Payment, in whole or in part, either do not constitute Parachute Payments or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G of the Code) in excess of the Base Amount, or such Parachute Payments are otherwise not subject to the Excise Tax, and

(ii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Executive Consultant in accordance with the principles of Section 280G of the Code.

(e) Applicable Tax Rates. For purposes of determining whether Employee would receive a greater net after-tax benefit if the amounts payable under this Agreement are reduced in accordance with Section 2.05(c), Employee shall be deemed to pay:

(i) federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

(ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year; provided, however, that Employee may request that such determination be made based on Employee’s individual tax circumstances, which shall govern such determination so long as Employee provides to the Executive Consultant such information and documents as the Executive Consultant shall reasonably request to determine such individual circumstances.

(f) Adjustments in Respect to Payment Cap.

(i) If Employee receives reduced payments and benefits under Section 2.05 or if Section 2.05 is determined not to be applicable to Employee because the Executive Consultant concludes that Employee is not subject to any Excise Tax, and it is established pursuant to a Final Determination that, notwithstanding the good faith of Employee and PPD in applying the terms of this Agreement, the aggregate Parachute Payments paid to Employee or for Employee’s benefit are in an amount that would result in Employee being subject to an Excise Tax and Employee would still be subject to the Payment Cap under the provisions of Section 2.05(c), then the amount in excess of the Payment Cap shall be deemed for all purposes to be a loan to Employee made on the date of the receipt of such excess payment, which Employee shall have an obligation to repay to PPD on demand, together with interest at the AFR, from the date of the payment hereunder to the date of repayment by Employee.

(ii) If Section 2.05 is not applied to reduce Employee’s entitlements under this Section 2 because the Executive Consultant determines that Employee would not receive a greater net after-tax benefit by applying Section 2.05 and it is established pursuant to a Final Determination that, notwithstanding the good faith of Employee and PPD in applying the terms of this Agreement, Employee would have received a greater net after-tax benefit by subjecting Employee’s payments and benefits hereunder to the Payment Cap, then the aggregate Parachute Payments paid to Employee or for Employee’s benefit in excess of the Payment Cap shall be deemed for all purposes a loan to Employee made on the date of receipt of such excess payments, which Employee shall have an obligation to repay to PPD on demand, together with interest at the AFR, from the date of payment hereunder to the date of repayment by Employee.

(iii) If Employee receives reduced payments and benefits by reason of this Section 2.05 and it is established pursuant to a Final Determination that Employee could have received a greater amount without exceeding the Payment Cap, then PPD shall promptly thereafter pay Employee the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the AFR, from the original payment due date to the date of actual payment by PPD.

3. Miscellaneous.

3.01 Successor-in-Interest. PPD will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PPD, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that PPD would be required to perform it if no succession had taken place.

3.02 Binding Effect. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executives, administrators, successors, heirs, distributees, devisees and legatees.

3.03 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be given (i) by certified mail, return receipt requested, postage prepaid, (ii) by personal delivery or (iii) by recognized overnight carrier, and shall be deemed received when actually received. Notices shall be addressed as follows:

If to PPD:	Pharmaceutical Product Development, Inc.
929 North Front Street
Wilmington, North Carolina 28401
Attention: Executive Chairman

If to Employee:	Raymond H. Hill
929 North Front Street
Wilmington, NC 28401

Either party hereto may change the notice address by giving notice thereof in the manner provided for herein.

3.04 Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any provision or condition of this

Agreement to be performed by such other party shall be deemed a subsequent waiver of the same or similar provisions or conditions. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

3.05 Entire Agreement. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement, and this Agreement supersedes and replaces in its entirety all prior agreements and representations, expressed, implied, oral or otherwise, made by PPD to or with Employee with respect to the subject matter hereof.

3.06 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of North Carolina.

3.07 Unenforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

3.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.09 Headings. Headings used in this Agreement are for convenience only and shall not be used to construe or interpret this Agreement.

3.10 Enforcement by Employee. All legal expenses incurred by Employee in the successful enforcement of any of the terms of this Agreement shall be paid by PPD.

3.11 409A.

(a) It is intended that this Agreement and the payments hereunder will not be considered to constitute in whole or in part payments from a nonqualified deferred compensation plan within the meaning of Code section 409A and the Treasury Regulations and guidance promulgated thereunder (collectively, “Section 409A”) and so will be exempt from the requirements of Section 409A, and the Agreement shall be interpreted to that end to the fullest extent possible. However, in the event that any payment or benefit (or portion thereof) provided pursuant to this Agreement is nonetheless determined to be paid from a nonqualified deferred compensation plan subject to Section 409A, the applicable terms of this Agreement shall be interpreted in a manner that complies with Section 409A to the fullest extent possible.

(b) Any payment due under the Agreement of nonqualified deferred compensation within the meaning of Section 409A that is payable on termination of employment (or similar term) shall be delayed until the Employee also has a “separation from service” within the meaning of Section 409A.

(c) For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement (including payments under Section 2.02 hereof) shall be treated as a right to receive a series of separate and distinct payments. Further, if an amount to be paid to the Employee under the Agreement on account of his “separation from service” while the Employee is a “specified employee” is an amount payable under a “nonqualified deferred compensation plan” (as those terms are defined under Section 409A), any such payments that would otherwise be paid within 6 months after such separation from service shall not be paid until the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following his death, at which time such delayed payments shall be paid in a single payment without interest.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are not excluded from the Employee’s taxable income, then except as permitted by Section 409A (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred.

IN WITNESS WHEREOF, the parties have executed this Severance Agreement effective the date first hereinabove set forth.

Pharmaceutical Product Development, Inc.		Employee

By:	/s/ Fred N. Eshelman	/s/ Raymond H. Hill
Name:	Fred N. Eshelman	Raymond H. Hill
Title:	Executive Chairman

EXHIBIT 1

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into as of the date last set out below by and between Pharmaceutical Product Development, Inc., a North Carolina corporation (the “Company”), with a mailing address for notice purposes of 929 North Front Street, Wilmington, North Carolina 28401, Attention: Executive Chairman of the Board, and Raymond H. Hill (“Employee”), an individual whose mailing address for notice purposes is 929 North Front Street, Wilmington, North Carolina 28401. (The Company and Employee are sometimes referred to herein as each a “Party” and together as the “Parties.”)

RECITALS

A. Employee and the Company are parties to that certain Severance Agreement, effective as of September 16, 2011 (the “Severance Agreement”); and

B. Employee’s employment is being terminated [by the Company during the Covered Period for reason other than Termination for Cause pursuant to Section 2 of the Severance Agreement] [during the Covered Period by reason of Constructive Termination pursuant to Section 2 of the Severance Agreement]; and

C. A condition to Employee’s receipt of certain payments post-termination is the execution of this Agreement; and

D. Unless otherwise defined herein, capitalized terms not specifically defined in this Agreement will have the same definition as provided in the Severance Agreement.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, as well as the payment of certain consideration to Employee as hereinafter recited, the receipt and sufficiency of which are hereby acknowledged by Employee, it is agreed as follows:

1. Termination. Employee’s employment with the Company is terminated effective as of [DATE] (the “Termination Date”). Except as set out in this Agreement, as provided by the specific terms of a benefit plan or award (or similar) agreement or as required by law, upon the termination of Employee’s employment with the Company, effective as of the Termination Date, all of Employee’s employee benefits with the Company will terminate. Employee hereby represents that he has returned to the Company all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to Employee by the Company or produced by Employee or others in connection with Employee’s employment; provided, however, that subject to the Company’s right to inspect and redact any Proprietary Information there from, Employee may retain possession of his personal rolodex. Employee hereby acknowledges that, other than as provided in this Agreement, he has been paid all wages for labor or services rendered by him for the Company or on the Company’s behalf through the Termination Date.

2. Compensation and Benefits. If Employee signs and does not revoke this Agreement as provided in Section 10 below, the Company will provide Employee with the compensation and benefits described in Section 2 of the Severance Agreement (the “Severance Pay and Benefits”), upon the terms and conditions of payment as set out in such Severance Agreement.

If Employee does not sign this Agreement and return it to the Company within [twenty-one (21)] [forty-five (45)] days, or if Employee revokes it pursuant to Section 10, below, Employee will not be entitled to receive the Severance Pay and Benefits described above.

3. Release of Claims. In exchange for the Company’s providing Employee with the Severance Pay and Benefits described in Section 2, above, by signing this Agreement, Employee hereby releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which Employee ever had or now has, including but not limited to any claims arising out of or related to Employee’s employment with the Company and the termination thereof (except where and to the extent that such a release is expressly prohibited or made void by law). This release includes, without limitation, Employee’s release of the Company and the Company Parties from any claims by Employee for lost wages or benefits, stock options, restricted stock, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Employee also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from any claims based on unlawful employment discrimination or harassment , including, but not limited to, the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et. seq.). This release does not include Employee’s right to indemnification, and related insurance coverage, under Section 7.1.4 of the Employment Agreement, his right to equity awards, or continued exercise, pursuant to the terms of any specific equity award (or similar)

agreement between Employee and the Company nor to Employee’s right to benefits under any Company plan or program in which Employee participated and is due a benefit in accordance with the terms of the plan or program as of the date hereof.

Employee acknowledges that this release applies both to known and unknown claims that may exist between Employee and the Company and the Company Parties. Employee expressly waives and relinquishes all rights and benefits that Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date Employee executes this Agreement, and does so understanding and acknowledging the significance and consequences of such specific waiver. In addition, Employee hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Employee explicitly took that into account in giving this release.

By signing this Agreement, Employee agrees and acknowledges that he has no cause to believe that any violation of any local, state or federal law that has occurred with respect to his employment or separation of employment from the Company. Provided, however, that nothing in this Agreement extinguishes any claims Employee may have against the Company for breach of this Agreement.

4. No Admissions. Employee understands, acknowledges and agrees that the release set out above in Section 3 is a final compromise of any potential claims by Employee against the Company and/or the Company Parties in connection with his employment by the Company, and is not an admission by the Company or the Company Parties that any such claims exist or that the Company or any of the Company Parties are liable for any such claims. To the greatest extent permitted by law, Employee further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement, including but not limited to Employee’s termination of employment with the Company.

Notwithstanding the foregoing, nothing in this Agreement prohibits Employee from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Employee and the Company and the Company Parties, and by signing this Agreement, Employee is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on his behalf, individually or collectively.

5. Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, shall be subject to applicable withholding requirements for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company.

6. Future Conduct. Employee agrees that he will not denigrate, defame, disparage or cast aspersions upon the Company, the Company Parties, their products, services, business and manner of doing business, and that he will use his reasonable best efforts to prevent any member of his immediate family from engaging in any such activity. The Company agrees that its Board of Directors and senior executives will not denigrate, defame, disparage or cast aspersions upon Employee, his services, business and manner of doing business. Employee further agrees that in exchange for the Severance Pay and Benefits, during any period of time when Employee is receiving such Severance Pay and/or Benefits, Employee will make himself reasonably available to render, and to render at the request of the Company, services as are deemed reasonably necessary by the Company to effect an orderly transition of Employee’s duties to other employees of the Company. In addition, Employee further agrees to provide reasonable assistance upon the request of the Company related to any litigation in which he may be of assistance or in which his testimony is required. Executive shall be entitled to reasonable compensation and reimbursement of necessary expenses in rendering such assistance. Employee also hereby acknowledges and agrees that his post-employment duties and obligations under the Proprietary Information and Inventions Agreement and the Non-Competition and Non-Solicitation Agreement signed in connection with his employment with the Company will remain in full force and effect in accordance with their terms, and that any breach of such agreements will also constitute a breach of this present Agreement in accordance with Section 7 below.

7. Relief and Enforcement. Employee understands and agrees that if he violate the terms of Section 6 of this Agreement, he will cause injury to the Company (and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Employee agrees that if he violates Sections 6 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Employee from any further violation of this Agreement. The right to an injunction is in addition to, and not in lieu of, any other remedies that the Company (or the Company Parties) has at law or in equity.

8. No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both Parties. The Parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of North Carolina, and that any suit, action or charge arising out of or relating to this Agreement will be adjudicated in the state or federal courts in Wake County, North Carolina. This Agreement sets forth the entire and fully integrated understanding between the Parties with respect to the subject matter hereof, and there are no representations, warranties, covenants or understandings regarding the subject matter hereof, oral or otherwise, that are not expressly set out herein.

9. Voluntary Execution. By signing below, Employee and the Company each acknowledge that he has read this Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

10. Right to Revoke. ONCE SIGNED BY EMPLOYEE, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT, EMPLOYEE MUST DELIVER WRITTEN NOTICE TO [NAME], AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITHIN THE SEVEN (7) DAY REVOCATION PERIOD.

11. Miscellaneous.

(a) Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

(b) The Parties agree that the failure of a Party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c) This Agreement shall inure to the benefit of and shall be binding upon Employee, his heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

(d) The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement. This Agreement may be executed in counterparts.

EMPLOYEE HEREBY ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT. EMPLOYEE IS HEREBY ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Separation and Agreement and General Release of Claims as of the date first above written.

PHARMACEUTICAL PRODUCT DEVELOPMENT, INC.

By:

Name:

Title:

Date:

EMPLOYEE

(SEAL)
Raymond H. Hill

Date: